AMENDMENT TO CUSTODIAN CONTRACT

Amendment dated December 7, 2006, to the Custodian Agreement dated September 18, 1997, as amended (the “Agreement”), by and between State Street Bank and Trust Company (the ”Custodian”) and Evergreen International Trust (the “Fund”).

Whereas, the Fund and the Custodian wish to amend certain provisions of the Agreement in order to provide for the establishment by the Custodian of segregated accounts;

Now, therefore, in consideration of the foregoing premises and the mutual covenants contained herein, the Custodian and the Fund hereby amend the Agreement, pursuant to the terms thereof, as follows:

III.       Clause (iv) of Section 2.10 (entitled “Segregated Account”) is amended and replaced as follows:

            (iv) for any other purpose in accordance with Proper Instructions from the Fund on behalf of the applicable Portfolio.

IV.       Except as specifically superseded or modified herein, the terms and provisions of the Agreement shall continue to apply with full force and effect.  In the event of any conflict between the terms of the Agreement prior to this Amendment and this Amendment, the terms of this Amendment shall prevail.

NOTICE.  A Certificate of Trust with respect to the Fund is on file with the Secretary of State of the State of Delaware and the same was executed or made on behalf of the Fund by the Trustees or officers as Trustees or officers, and not individually, and the obligations of any instrument made or issued by the Trustees or by any officer or officers of the Trust are not binding upon any of them or the shareholders of the Fund individually but are binding only upon assets and property of the Trust, or the particular series in question, as the case may be.

            IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative under seal as of the date first above written.

EVERGREEN INTERNATIONAL TRUST

By:__/s/ Catherine F. Kennedy

Catherine F. Kennedy

Assistant Secretary

STATE STREET BANK AND TRUST COMPANY

By:_/s/ Joseph L. Hooley

            Joseph L. Hooley

            Executive Vice President